EXHIBIT 99.1
April 11, 2007

IMMEDIATE RELEASE
Contact: Melvin E. Meekins, Jr.
410.260.2000

Severn Bancorp, Inc. Announces First Quarter Earnings

Severn Bancorp, Inc. (Nasdaq - SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced earnings for the first quarter ended March 31, 2007. Net income for the first quarter decreased approximately 13% to $3.5 million (unaudited), or $.35 per share, compared to $4.0 million, or $.39 per share for 2006. “The first quarter was challenging for us and the financial services industry,” said Alan J. Hyatt, President and Chief Executive Officer. “However, I am pleased that we were able to turn in a solid financial performance, considering the interest rate environment and competitive pressures in our market”.
With over $900 million in assets, Severn Savings Bank, FSB is a full service community bank offering a wide range of personal and commercial deposit products, as well as residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Northern Virginia. The Bank has four branch locations, at 200 Westgate Circle and 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater. Severn’s website is www.severnbank.com.
For additional information or questions, please contact Melvin E. Meekins, Jr., or S. Scott Kirkley, Executive Vice Presidents, Severn Bancorp, Inc. 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401, 410.260.2000, e-mail: mmeekins@severnbank.com or skirkley@severnbank.com.